Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No 333-208552) and related Prospectus of WPX Energy, Inc. pertaining to the registration of 40,000,000 shares of its common stock

(2)	Registration Statement (Form S-8 No 333-204355) pertaining to the WPX Energy, Inc. 2013 Incentive Plan, as amended effective May 21, 2015

(3)
Registration Statement (Form S-3 No 333-198523) and the related post-effective amendment No.1 and related Prospectus of WPX Energy, Inc. pertaining to the registration of common stock, preferred stock and debt securities

(4)	Registration Statement (Form S-3 No 333-197905) and related Prospectus of WPX Energy, Inc. pertaining to the registration of 481,157 shares of its common stock

(5)	Registration Statement (Form S-8 No 333-188767) pertaining to the WPX Energy, Inc. 2013 Incentive Plan

(6)
Registration Statement (Form S-8 No 333-178388) and the related post-effective amendment No. 1 pertaining to the WPX Energy, Inc. 2011 Incentive Plan and the WPX Energy, Inc. 2011 Employee Stock Purchase Plan

of our reports dated February 23, 2017 with respect to the consolidated financial statements and schedule of WPX Energy, Inc. and the effectiveness of internal control over financial reporting of WPX Energy, Inc., included in this Annual Report (Form 10-K) of WPX Energy, Inc. for the year ended December 31, 2016.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 23, 2017